Exhibit 99.1

PRESS RELEASE

INNOSPEC REPORTS SECOND QUARTER 2018 FINANCIAL RESULTS

Revenues up 10 percent with double digit growth in all core businesses

Performance Chemicals operating income up 49 percent driven by new technologies

Operating income impacted by lower Octane Additives contribution and higher share-based compensation

GAAP EPS of 89 cents, down 14 percent; Adjusted non-GAAP EPS excluding Octane Additives up 17 percent

Englewood, CO – August 7, 2018 – Innospec Inc. (NASDAQ: IOSP) today announced its financial results for the second quarter ended June 30, 2018.

Total net sales for the quarter were $358.1 million, up 10 percent from the $326.3 million reported in the corresponding quarter last year. Net income was $21.8 million, or $0.89 per diluted share, compared to $26.1 million, or $1.06 per diluted share, recorded a year ago. Adjusted EBITDA for the quarter was $43.7 million compared to $48.9 million in 2017’s second quarter.

Results for this quarter include special items summarized in the table below. Excluding these items, adjusted non-GAAP EPS was $1.00 per diluted share, compared to $1.16 per diluted share a year ago, a 14 percent decrease. Excluding Octane Additives from both periods, adjusted non-GAAP EPS was 81 cents compared to 69 cents in the same period last year, a 17 percent increase. Innospec closed the quarter in a net debt position of $162.2 million. Net cash provided by operating activities was $2.3 million before capital expenditure of $6.7 million.

Adjusted EBITDA, income before income taxes and net income excluding special items, and related per-share amounts, are non-GAAP financial measures that are defined and reconciled with GAAP results herein and in the schedules below.

	Quarter ended June 30, 2018			Quarter ended June 30, 2017
(in millions, except share and per share data)	Income before income taxes	Net income	Diluted EPS	Income before income taxes	Net income	Diluted EPS
Reported GAAP amounts	$29.5	$21.8	$0.89	$34.8	$26.1	$1.06

Amortization of acquired intangible assets	4.8	3.8	0.16	5.0	3.2	0.13
Foreign currency exchange gains	(1.6)	(1.2)	(0.05)	(2.1)	(1.6)	(0.07)
Loss on disposal of subsidiary	—	—	—	1.0	1.0	0.04

	3.2	2.6	0.11	3.9	2.6	0.10

Adjusted non-GAAP amounts	$32.7	$24.4	$1.00	$38.7	$28.7	$1.16

Commenting on the second quarter results, Patrick S. Williams, President and Chief Executive Officer, said,

“Our core strategic businesses had another good quarter, with growth in both revenues and operating income. Our results include Octane Additives, which was markedly lower in this quarter compared to the same period last year.”

“Excluding Octane Additives in both quarters, we delivered a 17 percent increase in adjusted EPS. We believe that our performance across the board, combined with our strategy, has contributed to share price growth. This has resulted in higher share-based compensation accruals, equivalent to EPS of 10 cents, compared to the same quarter last year.”

“Performance Chemicals continued to deliver good growth, with sales up 13 percent, and a solid improvement in gross margins compared to 2017. Growth continued to be driven by a combination of increased sales of our existing products, combined with further launches of new technology, which has been well received by customers in both personal and home care. Overall, operating income was up 49 percent, and adjusted EBITDA was up 36 percent compared to the same period last year.”

“Fuel Specialties delivered good growth with sales up 11 percent, but the challenge of higher raw material costs, driven by the continued strength of crude oil, has put pressure on margins. Nevertheless, good cost control has ensured the operating income is broadly similar to 2017 and when raw materials prices stabilize, we expect our pricing to improve margins, which are currently at the low end of the range.”

“In Oilfield Services, we continue to focus on improving profitability. Sales in the quarter are up 25 percent on prior year, but well documented issues from raw materials, transportation and labor costs have impacted the improvement in operating income. However, a solid increase of 11 percent in operating income year on year and 37 percent sequentially over Q1 2018 reflects the progress we are making. We anticipate further improvements in the second half of the year.”

“As we expected, Octane Additives had a slower quarter, which resulted in a drop in operating income of almost 60 percent compared to the same period last year.”

“Overall, our strategy remains on track and we have delivered in line with our expectations.”

In Performance Chemicals, revenues of $118.9 million were up 13 percent from $104.9 million a year ago. Volumes grew by 6 percent driven by good customer demand, and continued new product introductions combined with a positive currency impact of 7 percent. Gross margins were up by 3.4 percentage points on prior year, and broadly in line with the first quarter. Operating income was up by 49 percent from last year at $9.7 million.

Revenues in Fuel Specialties were $134.2 million for the quarter, an 11 percent increase from $121.3 million last year. Good customer activity drove a volume increase of 10 percent and there was a positive currency impact of 6 percent, offsetting an unfavorable price/mix impact of 5 percent. Revenues were up in all regions increasing by 9 percent in both EMEA and Asia Pacific, and by 17 percent in the Americas. Gross margins of 33.2 percent were down 4.1 percentage points on a comparatively strong quarter, as raw material prices continue to provide a headwind, driven by the continued strength of crude oil prices. Operating income for the quarter was $23.7 million broadly flat on the same quarter last year.

In Oilfield Services, revenues of $95.0 million were up 25 percent on the second quarter of 2017, driven by continued improvement in customer activity, especially in stimulation and completion. Overall volumes increased by 17 percent and there was a favorable price/mix impact of 8 percent. Gross margins were down 3.7 percentage points on the first quarter of 2018 as costs of raw materials, transportation and labor continued to provide a headwind for this business. Operating income of $4.1 million was up 11 percent on the same quarter last year.

In Octane Additives, revenues for the quarter were $10.0 million compared to $24.0 million a year ago. Gross margin was 59.0 percent, and operating income of $5.2 million compared to $12.8 million in last year’s second quarter.

Corporate costs for the quarter were $14.4 million, compared to the $12.4 million recorded a year ago, driven higher by increased stock-based compensation accruals as a result of the 12 percent increase in the Innospec share price from the previous quarter.

The effective tax rate for the quarter was 26.1 percent compared to 25.0 percent last year, as a consequence of the geographical location of taxable profits.

Net cash provided by operating activities in the quarter was $2.3 million, compared to $9.0 million a year ago. Capital expenditure of $6.7 million included investment in our new plant for Drag Reducing Agents. In the quarter, the Company also distributed $10.7 million to shareholders for the semi-annual dividend. As of June 30, 2018, Innospec had $66.0 million in cash and cash equivalents, and total debt of $228.2 million, ensuring that our net debt position remains under one times trailing twelve month adjusted EBITDA.

Mr. Williams concluded,

“Innospec continued to grow very much in line with our strategic focus. Excluding our sunset business in Octane Additives, sales grew by 15 percent from the same quarter last year, with double digit growth in the quarter from all three core business units.”

“Performance Chemicals continued its strong sales growth, and delivered significant margin improvement over the same period last year. Fuel Specialties revenues were much improved, and we have programs ongoing to recover margins in the light of raw material increases. Oilfield Services continued to post strong sales growth, and we expect further margin and operating income improvements in the coming quarters.”

“Octane Additives completed a small order in the quarter, and although we have limited visibility, we do expect further orders later in the year.”

“Our project to enter the Drag Reducer market, both in Oilfield Services and Fuel Specialties, has progressed well. Despite the recent wet weather at our site in Texas, we are still on schedule to run customer trials in the fourth quarter. Cash flow has been less strong in the quarter, but we anticipate improved cash generation in the second half of the year.”

We will continue to monitor the market for acquisition opportunities to put our balance sheet to work where we believe we can add shareholder value.”

Use of Non-GAAP Financial Measures

The information presented in this press release includes financial measures that are not calculated or presented in accordance with Generally Accepted Accounting Principles in the United States (GAAP). These non-GAAP financial measures comprise adjusted EBITDA, income before income taxes excluding special items, net income excluding special items and related per share amounts together with net debt. Adjusted EBITDA is net income per our consolidated financial statements adjusted for the exclusion of charges for interest expense, net, income taxes, depreciation, amortization and acquisition fair value adjustments. Income before income taxes, net income and diluted EPS, excluding special items, per our consolidated financial statements are adjusted for the exclusion of amortization of acquired intangible assets, foreign currency exchange gains and loss on disposal of subsidiary. Net debt is total debt less cash and cash equivalents. Reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures are provided herein and in the schedules below. The Company believes that such non-GAAP financial measures provide useful information to investors and may assist them in evaluating the Company’s underlying performance and identifying operating trends. In addition, these non-GAAP measures address questions the Company routinely receives from analysts and investors and the Company has determined that it is appropriate to make this data available to all investors. While the Company believes that such measures are useful in evaluating the Company’s performance, investors should not consider them to be a substitute for financial measures prepared in accordance with GAAP. In addition, these non-GAAP financial measures may differ from similarly-titled non-GAAP financial measures used by other companies and do not provide a comparable view of the Company’s performance relative to other companies in similar industries. Management uses adjusted EPS (the most directly comparable GAAP financial measure for which is GAAP EPS) and adjusted net income and adjusted EBITDA (the most directly comparable GAAP financial measure for which is GAAP net income) to allocate resources and evaluate the performance of the Company’s operations. Management believes the most directly comparable GAAP financial measure is GAAP net income and has provided a reconciliation of adjusted EBITDA and net income excluding special items, and related per share amounts, to GAAP net income herein and in the schedules below.

About Innospec Inc.

Innospec Inc. is an international specialty chemicals company with approximately 1900 employees in 23 countries. Innospec manufactures and supplies a wide range of specialty chemicals to markets in the Americas, Europe, the Middle East, Africa and Asia-Pacific. The Fuel Specialties business specializes in manufacturing and supplying fuel additives that improve fuel efficiency, boost engine performance and reduce harmful emissions. Oilfield Services provides specialty chemicals to all elements of the oil & gas exploration and production industry. The Performance Chemicals business creates innovative technology-based solutions for our customers in the Personal Care, Home Care, Agrochemical, Mining and Industrial markets. Octane Additives produces octane improvers to enhance gasoline.

Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Such forward-looking statements include statements (covered by words like “expects,” “estimates,” “anticipates,” “may,” “believes,” “feels” or similar words or expressions, for example) which relate to earnings, growth potential, operating performance, events or developments that we expect or anticipate will or may occur in the future. Although forward-looking statements are believed by management to be reasonable when made, they are subject to certain risks, uncertainties and assumptions, and our actual performance or results may differ materially from these forward-looking statements. Additional information regarding risks, uncertainties and assumptions relating to Innospec and affecting our business operations and prospects are described in Innospec’s Annual Report on Form 10-K for the year ended December 31, 2017 and other reports filed with the U.S. Securities and Exchange Commission. You are urged to review our discussion of risks and uncertainties that could cause actual results to differ from forward-looking statements under the heading “Risk Factors” in such reports. Innospec undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Brian Watt

Innospec Inc.

+44-151-355-3611

Brian.Watt@innospecinc.com

Schedule 1

INNOSPEC INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended June 30		Six Months Ended June 30
(in millions, except share and per share data)	2018	2017	2018	2017
Net sales	$358.1	$326.3	$718.8	$620.6
Cost of goods sold	(255.3)	(221.2)	(511.5)	(424.6)

Gross profit	102.8	105.1	207.3	196.0
Operating expenses:
Selling, general and administrative	(65.8)	(62.1)	(133.1)	(118.5)
Research and development	(8.7)	(8.5)	(17.0)	(15.9)
Loss on disposal of subsidiary	—	(1.0)	—	(1.0)
Foreign exchange loss on liquidation of subsidiary	—	—	—	(1.8)

Total operating expenses	(74.5)	(71.6)	(150.1)	(137.2)

Operating income	28.3	33.5	57.2	58.8
Other income, net	3.0	3.3	5.5	3.4
Interest expense, net	(1.8)	(2.0)	(3.5)	(4.2)

Income before income taxes	29.5	34.8	59.2	58.0
Income taxes	(7.7)	(8.7)	(15.2)	(14.7)

Net income	$21.8	$26.1	$44.0	$43.3

Earnings per share:
Basic	$0.89	$1.08	$1.80	$1.80
Diluted	$0.89	$1.06	$1.79	$1.76
Weighted average shares outstanding (in thousands):
Basic	24,409	24,133	24,389	24,110
Diluted	24,591	24,555	24,584	24,558

INNOSPEC INC. AND SUBSIDIARIES

Schedule 2A

SEGMENTAL ANALYSIS OF RESULTS	Three Months Ended June 30		Six Months Ended June 30
(in millions)	2018	2017	2018	2017
Net sales:
Fuel Specialties	$134.2	$121.3	$277.6	$247.7
Performance Chemicals	118.9	104.9	242.9	199.4
Oilfield Services	95.0	76.1	187.9	142.6
Octane Additives	10.0	24.0	10.4	30.9

	358.1	326.3	718.8	620.6

Gross profit:
Fuel Specialties	44.5	45.2	93.0	91.3
Performance Chemicals	23.8	17.4	49.2	34.1
Oilfield Services	28.6	29.0	60.0	54.4
Octane Additives	5.9	13.5	5.1	16.2

	102.8	105.1	207.3	196.0

Operating income:
Fuel Specialties	23.7	23.9	51.9	50.9
Performance Chemicals	9.7	6.5	21.8	12.5
Oilfield Services	4.1	3.7	7.1	6.7
Octane Additives	5.2	12.8	3.8	14.8
Corporate costs	(14.4)	(12.4)	(27.4)	(23.3)

	28.3	34.5	57.2	61.6
Loss on disposal of subsidiary	—	(1.0)	—	(1.0)
Foreign exchange loss on liquidation of subsidiary	—	—	—	(1.8)

Total operating income	$28.3	$33.5	$57.2	$58.8

Schedule 2B

NON-GAAP MEASURES	Three Months Ended June 30		Six Months Ended June 30
(in millions)	2018	2017	2018	2017
Net income	$21.8	$26.1	$44.0	$43.3
Interest expense, net	1.8	2.0	3.5	4.2
Income taxes	7.7	8.7	15.2	14.7
Depreciation and amortization:
Fuel Specialties	0.9	1.2	1.9	2.4
Performance Chemicals	4.7	4.1	9.7	8.2
Oilfield Services	4.4	4.6	8.5	9.2
Octane Additives	0.3	0.2	0.6	0.4
Corporate costs	2.1	2.0	4.2	4.0
Fair value acquisition accounting	—	—	—	1.7

Adjusted EBITDA	43.7	48.9	87.6	88.1

Adjusted EBITDA:
Fuel Specialties	24.6	25.1	53.8	53.3
Performance Chemicals	14.4	10.6	31.5	22.4
Oilfield Services	8.5	8.3	15.6	15.9
Octane Additives	5.5	13.0	4.4	15.2
Corporate costs	(12.3)	(10.4)	(23.2)	(19.3)

	40.7	46.6	82.1	87.5
Loss on disposal of subsidiary	—	(1.0)	—	(1.0)
Foreign exchange loss on liquidation of subsidiary	—	—	—	(1.8)
Other income, net	3.0	3.3	5.5	3.4

Adjusted EBITDA	$43.7	$48.9	$87.6	$88.1

Adjusted EBITDA by segment includes operating income relating to the segments, excluding depreciation, amortization and the fair value acquisition accounting relating to Performance Chemicals.

Schedule 3

INNOSPEC INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions)	June 30, 2018	December 31, 2017
Assets
Current assets:
Cash and cash equivalents	$66.0	$90.2
Trade and other accounts receivable	277.2	244.5
Inventories	252.3	209.8
Prepaid expenses	8.8	13.1
Prepaid income taxes	5.0	2.8
Other current assets	—	1.1

Total current assets	609.3	561.5
Net property, plant and equipment	191.4	196.0
Goodwill	367.1	361.8
Other intangible assets	149.4	163.3
Deferred tax assets	6.2	6.5
Pension asset	119.6	116.0
Other non-current assets	8.2	5.1

Total assets	$1,451.2	$1,410.2

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$125.6	$117.9
Accrued liabilities	105.7	104.1
Current portion of long-term debt	15.8	15.8
Current portion of finance leases	2.3	2.7
Current portion of plant closure provisions	4.1	5.2
Current portion of accrued income taxes	13.8	15.8

Total current liabilities	267.3	261.5
Long-term debt, net of current portion	208.0	202.6
Finance leases, net of current portion	2.1	3.2
Plant closure provisions, net of current portion	43.9	40.9
Accrued income taxes, net of current portion	39.7	41.7
Unrecognized tax benefits, net of current portion	3.1	2.5
Deferred tax liabilities	46.0	45.0
Pension liabilities and post-employment benefits	16.4	16.5
Other non-current liabilities	5.0	2.0
Equity	819.7	794.3

Total liabilities and equity	$1,451.2	$1,410.2

Schedule 4

INNOSPEC INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended June 30
(in millions)	2018	2017
Cash Flows from Operating Activities
Net income	$44.0	$43.3
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	25.3	24.5
Deferred taxes	1.7	3.5
Loss on disposal of subsidiary	—	1.0
Foreign exchange loss on liquidation of subsidiary	—	1.8
Cash contributions to defined benefit pension plans	(0.5)	(0.5)
Non-cash movements on defined benefit pension plans	(2.2)	(1.8)
Stock option compensation	1.9	2.2
Changes in working capital	(65.7)	(80.4)
Movements in accrued income taxes	(5.7)	(4.3)
Movements in plant closure provisions	1.8	2.0
Movements in unrecognized tax benefits	0.6	—
Movements in other assets and liabilities	(0.9)	(2.2)

Net cash provided by/(used in) operating activities	0.3	(10.9)
Cash Flows from Investing Activities
Capital expenditures	(10.5)	(13.1)
Business combinations, net of cash acquired	(5.8)	—
Internally developed software	(0.8)	—

Net cash used in investing activities	(17.1)	(13.1)
Cash Flows from Financing Activities
Net receipt/(repayment) of revolving credit facility	5.0	(20.0)
Net repayment of finance leases	(1.4)	(1.1)
Dividend paid	(10.7)	(9.2)
Issue of treasury stock	1.1	1.0
Repurchase of common stock	(1.2)	(1.0)

Net cash used in financing activities	(7.2)	(30.3)
Effect of foreign currency exchange rate changes on cash	(0.2)	1.2

Net change in cash and cash equivalents	(24.2)	(53.1)
Cash and cash equivalents at beginning of period	90.2	101.9

Cash and cash equivalents at end of period	$66.0	$48.8

Amortization of deferred finance costs of $0.3 million (2017 - $0.3 million) are included in depreciation and amortization in the consolidated statements of cash flows and in interest expense, net in the consolidated statements of income.